UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

HEALTHCARE TRUST, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The proxy solicitor to Healthcare Trust, Inc. (the “Company”) is expected to use the following recorded telephone message in connection with the Company’s 2020 annual meeting of stockholders.

PROXYLITE MESSAGE

“Hi, this is Mike Weil, CEO and President of Healthcare Trust, Inc.

Before I begin with why I am calling you again with an urgent request, I would like to acknowledge the difficult times many are experiencing as a result of the COVID-19 virus. I do hope you and your family are safe and healthy.

This year’s annual stockholder meeting has been adjourned to May 12th so that we can obtain the additional votes needed to reach quorum.

Your vote or abstention will help HTI to achieve this goal and help keep the substantial costs associated with additional proxy solicitation efforts, which are borne by the company and its shareholders, as low as possible. Importantly, your participation will stop future calls and e-mails to you. I ask that you take time today to either vote or abstain. It is quick and easy.

If you are ready to vote your shares now or have questions about the proxy, you may press 1 at any time during this message to be connected with a Broadridge proxy specialist.

Your vote matters and is important no matter how many shares you own. This year’s proxy includes only the election of directors, the adoption of a non-binding advisory resolution on named executive officer compensation, a recommendation by non-binding vote on the frequency of future non-binding advisory votes on named executive officer compensation and the ratification of the appointment of PricewaterhouseCoopers as the company’s independent registered public accounting firm for the year ended December 31, 2020.

If you received this as a message on your voice mail or need time to review the proxy materials, you may contact a specialist at Broadridge, the proxy agent, at 855-973-0096, again 855-973-0096 for help with voting your shares.

I appreciate your investment and thank you in advance for your participation this year.”